Exhibit 99(a)

PetroCorp Reports Second Quarter Earnings

    TULSA, Okla.--(BUSINESS WIRE)--Aug. 8, 2003--PetroCorp
Incorporated (AMEX:PEX) reported today the results of its operations for the second quarter of the year 2003.

    Second Quarter Financial Highlights

    PetroCorp reported second quarter 2003 net income from continuing operations of $4.8 million or $0.38 per share. This represents a 228% increase over the $1.5 million or $0.12 per share for the second quarter 2002. Included in this net income is $1.8 million, or $0.14 per share, net of tax, from the impact of the increase in value of the Canadian dollar relative to the United States dollar and the earnings on the Canadian denominated receivable from the sale of the Company's Canadian subsidiaries in March.
    The Company also reported an increase to the estimated gain on the sale of these subsidiaries of $138,000, net of tax, or $0.01 per share, which is included in earnings from discontinued operations.
    Total revenues from continuing operations increased 30% to $9.3 million for the second quarter 2003 compared to $7.2 million in the second quarter 2002. The revenue increase resulted from higher oil and gas prices received, partially offset by volume decreases due to the October 2002 sale of PetroCorp's Alabama properties and normal production declines.
    The Company's natural gas production was 1,185 MMcf for the second quarter 2003 compared to 1,319 MMcf in the second quarter 2002 and oil production decreased to 102 Mbbls from 121 Mbbls, resulting in the Company's overall equivalent production decreasing to 1,797 MMcfe from 2,045 MMcfe. Slightly more than 50% of the production decrease is attributed to the sale of Alabama properties in the second half of 2002.
    Average natural gas price received during the second quarter 2003 was $5.31 per thousand cubic feet (Mcf) compared to $3.17 per Mcf for the second quarter 2002. The average crude oil price received was $28.00 per barrel for the second quarter 2003 compared to $24.15 per barrel for the second quarter 2002.

    Six Months Financial Highlights

    Net income from continuing operations was $7.9 million, or $0.62 per share, for the first six months 2003 compared to $1.8 million, or $0.14 per share, for 2002.
    Average natural gas prices for continuing operations increased 107% to $5.82 per Mcf for the first six months 2003 from $2.81 per Mcf for 2002. Oil prices increased 39% to $30.56 per barrel in 2003 from $22.00 per barrel in 2002 and oil volumes decreased to 216 Mbbls from 246 Mbbls. Gas volumes decreased to 2,123 MMcf from 2,786 MMcf. Total revenues from continuing operations increased to $19.2 million for the first six months 2003 compared to $13.3 million for 2002.
    PetroCorp closed the previously announced sale of its Canadian subsidiaries on March 5, 2003 generating approximately $109 million of proceeds net of tax. This transaction allowed the Company to retire all its existing debt and resulted in a gain of $33.7 million. Additionally, PetroCorp reported net income from these subsidiaries (Discontinued Operations) from January 1, 2003 to March 5, 2003 of $2.1 million.
    In addition to the $35.8 million associated with the Discontinued Operations, PetroCorp recorded a charge of $3.0 million for the cumulative effect of an accounting change resulting from the adoption of Financial Accounting Standard Number 143. All amounts are net of related tax effects.

    PetroCorp Incorporated is a Tulsa, Oklahoma based publicly traded energy company engaged in the exploration, production, acquisition and enhancement of oil and natural gas reserves in the Mid-Continent and Gulf Coast regions in the United States. For more information on PetroCorp, go to www.petrocorp.com.

    Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from these expectations. Among the factors that could cause actual results to differ materially are the timing and success of the company's drilling activities, the volatility of the prices and supply and demand for oil and gas, the numerous uncertainties inherent in estimating quantities of oil and gas reserves and actual future production rates and associated costs, the usual hazards associated with the oil and gas industry (including blowouts, cratering, pipe failure, spills, explosions and other unforeseen hazards), and increases in regulatory requirements, as well as other risks described from time to time in the company's periodic reports filed with the Securities and Exchange Commission.

    CONTACT: PetroCorp Incorporated, Tulsa
             Steven R. Berlin or Gary R. Christopher, 918-491-4500